Exhibit 10.4

AMENDMENT NO. 2 TO THE

ASSURANT, INC.

2004 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT NO. 2 (this “Amendment”) to the Assurant, Inc. 2004 Long-Term Incentive Plan, as amended, (the “Plan”) is made this 7th day of December, 2006.

The Compensation Committee of the Board of Directors of Assurant, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to amend the definition of the term “Fair Market Value”.

1. The Plan is hereby amended by deleting the definition of “Fair Market Value” in Section 2.1, sub-section (p) of the Plan in its entirety and by substituting in lieu thereof the following:

“Fair Market Value”, on any day, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such date, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

Except as expressly amended hereby, the terms of the Plan, as previously amended, shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

ASSURANT, INC.

By:
Name:
Title: